Exhibit 99.(a)
ITEM 6. SELECTED FINANCIAL DATA
Lamar Advertising Company
     The selected consolidated statement of operations, statement of cash flows and balance sheet data presented below are derived from the audited consolidated financial statements of the Company, which are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The data presented below should be read in conjunction with the audited consolidated financial statements, related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included herein.

	2008	2007	2006	2005	2004
	(Dollars in Thousands)
Statement of Operations Data:
Net revenues	$1,198,419	$1,209,555	$1,120,091	$1,021,656	$883,510

Operating expenses:
Direct advertising expenses	436,556	408,397	390,561	353,139	302,157
General and administrative expenses	257,621	270,390	248,937	212,727	188,320
Depreciation and amortization	331,654	306,879	301,685	290,089	294,056
Gain on disposition of assets	(7,363)	(3,914)	(10,862)	(1,119)	(1,067)

Total operating expenses	1,018,468	981,752	930,321	854,836	783,466

Operating income	179,951	227,803	189,770	166,820	100,044

Other expense (income):
Loss on extinguishment of debt	—	—	—	3,982	—
Gain on disposition of investment	(1,814)	(15,448)	—	—	—
Interest income	(1,202)	(2,598)	(1,311)	(1,511)	(495)
Interest expense	170,352	168,601	112,955	90,671	76,079

Total other expense	167,336	150,555	111,644	93,142	75,584

Income before income taxes	12,615	77,248	78,126	73,678	24,460
Income tax expense	9,776	34,816	34,227	31,899	11,305

Net income	2,839	42,432	43,899	41,779	13,155
Preferred stock dividends	365	365	365	365	365

Net income applicable to common stock	$2,474	$42,067	$43,534	$41,414	$12,790

Net income per share	$0.03	$0.43	$0.42	$0.39	$0.12

Cash dividends declared per common share	$—	$3.25	—	—	—

Statement of Cash Flow Data:
Cash flows provided by operating activities(1)	$346,520	$354,469	$364,517	$347,257	$323,164
Cash flows used in investing activities(1)	$437,419	$341,081	$438,896	$267,970	$263,747
Cash flows provided by (used in) financing activities(1)	$30,002	$39,277	$66,973	$(104,069)	$(23,013)

Balance Sheet Data(1)(2)
Cash and cash equivalents	$14,139	$76,048	$11,796	$19,419	$44,201
Working capital	84,105	155,229	119,791	93,816	34,476
Total assets	4,117,025	4,081,763	3,924,228	3,741,234	3,692,282
Total debt (including current maturities)	2,814,449	2,692,667	1,990,468	1,576,326	1,659,934
Total long-term obligations	3,066,422	2,972,760	2,274,716	1,826,138	1,805,021
Stockholders’ equity	873,725	951,365	1,538,533	1,817,482	1,736,347

(1)	As of the end of the period.

(2)	Certain balance sheet reclassifications were made in order to be comparable to the current year presentation.

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